Exhibits 5 & 23.3


ROBERT M. ISLES                                   44 VICTORIA STREET, SUITE 1701
BARRISTER & SOLICITOR                                  TORONTO, ONTARIO, M5C 1Y2
                                                            TEL:  (416) 368-7116
                                                            FAX:  (416) 368-6827


February 28, 2001


Vision Global Solutions Inc.
455 Notre Dame Street East
Montreal, Quebec
Canada H2Y 1C9

              Re: Registration of Stock Incentive Plan on Form S-8
              ----------------------------------------------------

Dear Sirs:

         I have acted as counsel to Vision Global Solutions Inc., a reporting issuer corporation as defined by the Securities Act (Ontario), R.S.O. 1990, as revised, incorporated under the laws of the Province of Ontario (the "Company"), in connection with the registration of 2,268,900 shares of the Company's common stock, no par value (its "Common Shares"), to be issued upon the exercise of options to be granted by the Company under the Vision Global Solutions Inc. 2000 Stock Incentive Plan (the "Options"). I have examined such documents, corporate records and other instruments, and have reviewed such laws and regulations as I have deemed necessary. In the course of such examination, I have assumed the genuineness of all signatures; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies; and the authenticity and completeness of the originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing, and subject to the other limitations and qualifications set forth herein, I am of the opinion that the Options were duly authorized by the Company and that, the issuance of the Common Shares underlying the Options upon exercise including payment by the Optionee to the Company of the exercise price will be validly issued, fully paid and nonassessable.

The foregoing opinion is subject to the qualifications that:

1. legality, validity or enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors;

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2.       general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity; and

3. the opinions expressed herein are strictly limited to the matters stated herein and no other opinions may be implied beyond the matters expressly so stated.


I hereby consent to the filing of this opinion as an exhibit to the Form S-8.


/S/ Robert M. Isles
-------------------
Robert M. Isles, Esq.

RMI/nb